Exhibit 10.50

NON-EMPLOYEE DIRECTOR CASH AND EQUITY COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Signal Genetics, Inc. (“Signal”) who is not also serving as an employee of Signal (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Cash and Equity Compensation Policy for his or her Board service following the closing of the merger of a wholly-owned subsidiary of Signal with and into Miragen Therapeutics, Inc. (“Miragen”), with Miragen surviving as a wholly-owned subsidiary of Signal (the “Merger”). This Non-Employee Director Cash and Equity Compensation Policy will be effective upon the closing of the Merger. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Signal will pay each Eligible Director a cash stipend for service on the Board and, if applicable, on the audit committee, compensation committee and nominating and corporate governance committee. Each Eligible Director will receive an additional stipend if they serve as the chairperson of the compensation committee, nominating and corporate governance committee or audit committee or serve as the non-executive chairperson. Each Eligible Director shall have the right to elect to receive all or a portion of his or her annual cash compensation under this policy in the form of either cash, quarterly restricted common stock based on the closing price of Signal’s common stock on The NASDAQ Capital Market on the date of grant, or quarterly stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election will be made before the start of the fiscal year and with any such stock options or restricted common stock elected by the Eligible Directors to be vested upon grant, with stock options to expire ten years from the date of grant.

The stipends payable to each Eligible Director for service on the Board are as follows:

Cash
Board Member Compensation
Annual Baseline Compensation	$35,000
Additional Non-Executive Chairman Retainer	$30,000
Additional Committee Chair Compensation
Audit	$15,000
Compensation	$10,000
Nominating/Governance	$7,500
Additional Committee Member Compensation
Audit	$7,500
Compensation	$5,000
Nominating/Governance	$3,750

Equity Compensation

In addition to the cash compensation described above, each Eligible Director will receive an automatic option grant to purchase 12,000 shares (subject to adjustment for stock splits and similar matters) of Signal’s common stock at each annual meeting when such Eligible Director is re-elected with an exercise price equal to the fair market value of a share of Signal’s common stock on such date. Each option grant will vest in full on the earlier of the one-year anniversary of the date of grant or Signal’s next annual meeting.

Each new Eligible Director elected or appointed to the Board will receive a one-time, initial option grant to purchase 24,000 shares (subject to adjustment for stock splits and similar matters) of Signal’s common stock upon such Eligible Director’s appointment or election with an exercise price equal to the fair market value of a share of Signal’s common stock on such date. Each option grant will vest in 36 equal monthly installments.